PROSPECTUS SUPPLEMENT
(To Prospectus dated May 1, 2001)


                         (LOGO KIMCO REALTY CORPORATION)

                                  $200,000,000

                            Kimco Realty Corporation

                            6% Senior Notes Due 2012

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         These notes will bear interest at the rate of 6% per year. Interest on the notes will be payable on May 30 and November 30 of each year, beginning May 30, 2003. The notes will mature on November 30, 2012. We may redeem the notes, in whole or in part, at any time, at the make-whole redemption price described in this prospectus supplement.

         The notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

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                                                            Underwriting             Proceeds to
                                          Price to           Discounts               Kimco Realty
                                       Investors(1)       and Commissions            Corporation
                                       ------------       ---------------         ------------------
Per Note...............                   99.791%                  0.650%                  99.141%
Total..................             $199,582,000              $1,300,000             $198,282,000

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(1) Plus accrued interest from November 25, 2002, if settlement occurs after that date.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 25, 2002.

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                          Joint Book-Running Managers

Banc One Capital Markets, Inc.                                          JPMorgan

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                               Joint Lead Manager

                         Banc of America Securities LLC

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          The date of this prospectus supplement is November 18, 2002.

                                TABLE OF CONTENTS


                   Prospectus Supplement

                                                   Page
                                                   ----

Forward-Looking Information.........................S-3
The Company.........................................S-3
Use of Proceeds.....................................S-4
Ratio of Earnings To Fixed Charges..................S-5
Description of Notes................................S-5
Material Federal Income Tax Consequences............S-8
Underwriting.......................................S-14
Legal Matters......................................S-15
Experts............................................S-15

                     Prospectus

                                                   Page
                                                   ----

Where Can You Find More Information...................1
Incorporation Of Certain Documents By Reference.......1
The Company...........................................2
Use Of Proceeds.......................................2
Description Of Debt Securities........................2
Description Of Common Stock..........................15
Description Of Common Stock Warrants.................17
Description Of Preferred Stock.......................18
Description Of Depositary Shares.....................26
Ratios Of Earnings To Fixed Charges..................29
Material Federal Income Tax Considerations To Us
  Of Our REIT Election ..............................29
Plan Of Distribution.................................37
Experts..............................................38
Legal Matters........................................38


                               -----------------

         Kimco Realty Corporation is a Maryland corporation. Our principal executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and our telephone number at that address is (516) 869-9000. Our website is located at www.kimcorealty.com. The information on our website is not part of this prospectus supplement.

         When used in this prospectus supplement, the terms "we," "our," "us," the "Company" and "Kimco" refer to Kimco Realty Corporation and its subsidiaries.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                           FORWARD-LOOKING INFORMATION

         This prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, changes in general economic conditions, local real estate conditions, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and increases in operating costs. Accordingly, there is no assurance that our expectations will be realized. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                   THE COMPANY

         We began operations through a predecessor in 1966, and today are one of the nation's largest publicly traded owners and operators of neighborhood and community shopping centers as measured by gross leasable area ("GLA"). As of October 23, 2002, our portfolio was comprised of 569 property interests, including 501 neighborhood and community shopping center properties, two regional malls, 42 retail store leases, 21 ground-up development projects and three parcels of undeveloped land, totaling approximately 79.0 million square feet of GLA located in 41 states, Canada and Mexico. Included in the portfolio are 67 shopping center property interests comprising approximately 13.5 million square feet of GLA located in 21 states (the "KIR Portfolio") owned by the Kimco Income REIT ("KIR"), a joint venture arrangement between us and other institutional investors established for the purpose of investing in high quality properties financed primarily with individual non-recourse mortgage debt in which we currently own a 43.3% interest. The 21 ground-up development projects mentioned above (the "KDI Portfolio") are part of our wholly-owned subsidiary, Kimco Developers, Inc. ("KDI"), which is primarily engaged in the ground-up development of neighborhood and community shopping centers and subsequent sales thereof upon completion.

         As of October 1, 2002, our portfolio included approximately 54.6 million square feet of GLA in 430 neighborhood and community shopping center properties (excluding the KIR and the KDI Portfolios) located in 37 states and Canada (the "Core Portfolio"). Neighborhood and community shopping centers are our primary focus, representing 98.0% of our total shopping center GLA. As of October 1, 2002, approximately 86.0% of our neighborhood and community shopping center space (excluding the KIR and the KDI Portfolios) was leased. The average base rent per leased square foot of the neighborhood and community shopping center portfolio (excluding the KIR and the KDI Portfolios) was $8.12. As of October 1, 2002, the KIR Portfolio was 97.4% leased with an average base rent of $11.60 per leased square foot.

         We seek to reduce our operating and leasing risks through diversification achieved by the geographic distribution of our properties, avoiding dependence on any single property, and a large tenant base. At October 1, 2002, our single largest neighborhood and community shopping center accounted for only 1.5% of annualized base rental revenues and only 1.0% of total shopping center GLA. At October 1, 2002, our five largest tenants were Kmart Corporation, The Home Depot, Kohl's, TJX Companies and Royal Ahold, which represented approximately 5.6%, 3.0%, 3.0%, 2.7% and 1.8%, respectively, of annualized base rental revenues.

         We believe that we have operated, and we intend to continue to operate, in such a manner as to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). We are self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for over 35 years. Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer the operating functions for nearly all our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting.

         Our primary objective has been to generate superior investment returns from our management's expertise derived from over 40 years of developing, owning, operating and managing retail real estate properties. We operate from three primary business platforms: our Core Portfolio, KIR and our taxable REIT subsidiaries. In our Core Portfolio, we seek to increase cash flow, current income and consequently the value of our properties through strategic re-tenanting, renovation and selective redevelopment and acquisition of neighborhood and community shopping centers. KIR owns, operates and acquires high quality, well-leased shopping centers that are primarily financed with individual non-recourse mortgages. Our taxable REIT subsidiaries are engaged in various retail real estate related opportunities including: merchant building through our KDI subsidiary and retailer real estate advisory and disposition services which primarily focus on leasing/disposition strategies for distressed retail real estate and others. We will consider investments in other real estate sectors and in geographic markets where we do not presently operate should suitable opportunities arise.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the sale of the notes we are offering by this prospectus supplement will be approximately $198.0 million after deducting underwriters' commissions and estimated expenses. We will use the net proceeds received from this offering for repayment of indebtedness under our revolving credit facilities and for general corporate purposes. We currently have two unsecured revolving credit facilities for general corporate purposes in the aggregate amount of $400.0 million. The facilities bear interest at LIBOR plus 65 basis points and are scheduled to mature in 2003. Certain of the lenders under the facilities are affiliates of the underwriters. See "Underwriting."

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for the nine-month period ended September 30, 2002 was 3.1. Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the nine-month period ended September 30, 2002 was 2.6.

         For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/loss from unconsolidated partnerships. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expenses, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                              DESCRIPTION OF NOTES

         The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus under the caption "Description of Debt Securities"

General

         The notes will be limited in aggregate principal amount to $200.0 million. The notes are to be issued under the indenture, which is more fully described in the accompanying prospectus. Certain terms used herein are defined in the accompanying prospectus.

         The notes will bear interest at 6% per year and will mature on November 30, 2012 unless redeemed as described below under "--Optional Redemption." We will pay interest on the notes in U.S. dollars semi-annually in arrears on May 30 and November 30 of each year, commencing May 30, 2003, to the registered holders of the notes on the preceding May 15 or November 15, respectively. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay the principal of each note payable upon maturity in U.S. dollars against presentation and surrender thereof at the corporate trust office of the Trustee, located initially at One State Street, New York, New York 10004.

         Reference is made to the section entitled "Certain Covenants" in the accompanying prospectus for a description of the covenants applicable to the notes. The indenture contains provisions for defeasance of the entire indebtedness of Debt Securities and certain covenants contained therein, in each case upon compliance with the conditions set forth therein, which provisions apply to the notes.

Optional Redemption

         The notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of:

o  100% of the principal amount of such notes, and
o the sum of the present values of the remaining scheduled payments of principal and interest on such notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus in either case accrued interest on such notes to the date of redemption. We will pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

         "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

         "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

         "Comparable Treasury Price" means, with respect to any redemption date,
(a) the average of at least three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

         "Reference Treasury Dealer" means each of Banc One Capital Markets, Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"),we shall replace that former dealer with another Primary Treasury Dealer.

         We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at our option, the trustee will select, in such manner as it deems fair and appropriate, the notes to be redeemed in whole or in part.

         Unless we default in payment of the redemption price, on and after any redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

Book-Entry System

         The notes will be issued as global securities. See the section entitled "Description of Debt Securities--Global Securities" in the accompanying prospectus. The Depository Trust Company, or "DTC," will be the Depository with respect to the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant would then keep a record of its clients who purchased the notes. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

         The notes will be in book-entry only form, and we will not deliver securities in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

         DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing corporation" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         Other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

         A number of Direct Participants, together with the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc., own DTC.

         We will wire principal, premium, if any, and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

         It is DTC's current practice, when it receives any payment of principal, premium, if any, or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as in the case with securities held for the account of customers registered in "street name," will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

         Notes represented by a global security will be exchangeable for notes in certificated form with the same terms in authorized denominations only if:

         o DTC notifies us that is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days;
         o An event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes represented by the global security advise DTC to cease acting as depository; or
         o we determine at any time that all notes shall no longer be represented by a global security.

         DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

         DTC may discontinue providing its services as securities depository with respect to global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.

         We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Settlement And Payment

         The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the Code.

         As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

         o an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under
            Section 7701(b) of the Code;
         o a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;
         o an estate, the income of which is subject to United States federal income tax regardless of its source; or
         o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

         If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

         We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

   PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

United States Holders

         Interest

         Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

         If we call the notes for redemptions, we may be obligated to make "make-whole" payments in excess of stated principal and interest. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of this additional payment. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States Holder's method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, United States Holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. United States Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

         Sale or Other Taxable Disposition of the Notes

         A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if the notes is held for more than one year. The deductibility of capital losses is subject to limitation.

         Backup Withholding

         A United States Holder may be subject to a backup withholding tax (up to 31%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

         o fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;
         o  furnishes an incorrect TIN;
         o is notified by the IRS that it has failed to properly report payments of interest or dividends; or
         o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

         United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

         A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

         Interest

         Interest paid to a non-United States Holder will not be subject to United States federal withholding tax provided that:

         o such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;
         o such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

         o either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

         If the above conditions are not met, interest paid to a non-United States Holder will be subject to United States federal withholding tax of 30%, unless the interest is effectively connected to a United States trade or business as described below or that holder is entitled to a reduction in, or an exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder's country of residence. To claim such a reduction or exemption, a non-United States Holder must generally complete IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

         The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number.

         Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

         If we call the notes for redemption, we may be obligated to make "make-whole" payments in excess of stated principal and interest. Such payment may be treated as interest, subject to the rules described above, additional amounts paid for the notes, subject to the rules described below, or as other income subject to the United States federal withholding tax. A non-United States Holder that is subject to the withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

         Sale or Other Taxable Disposition of the Notes

         A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-United States Holder) and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

         United States Trade or Business

         If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

         Backup Withholding and Information Reporting

         Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

         o  a United States person;
         o a controlled foreign corporation for United States federal income tax purposes;
         o a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or
         o a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

         Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

         Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may claim a refund, provided the required information is furnished timely to the IRS.

Material Federal Income Tax Considerations To Us

         As discussed in the accompanying prospectus under the caption "Material Federal Income Tax Considerations To Us Of Our REIT Election" if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full-corporate level tax. In addition, if we recognize gain on the disposition of any asset during the 10-year period beginning on the first day of the first taxable year for which we qualified as a REIT and we held the asset on the first day of this period, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. Prior to January 2, 2002, in order to obtain the results described in this paragraph with respect to the recognition of gain, we were required to make an election under Treasury Regulation Section 1.337(d)-5T. However, for transactions occurring on or after January 2, 2002, Treasury Regulation Section 1.337(d)-7T provides that, in order to obtain equivalent treatment, we must refrain from making an election. We plan to make or refrain from making an election under the applicable Treasury Regulations to obtain the results described in this paragraph with respect to the recognition of gain.

                                  UNDERWRITING

         Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers, have severally agreed to purchase, and we have agreed to sell to such underwriters, the principal amount of notes set forth opposite the names of such underwriters.

                                                                    Principal
Underwriter                                                      Amount of Notes
-----------                                                      ---------------

Banc One Capital Markets, Inc. . . . . . . . . . . . . . .          $80,000,000
J.P. Morgan Securities Inc.  . . . . . . . . . . . . . . .          $80,000,000
Banc of America Securities LLC . . . . . . . . . . . . . .          $40,000,000
                                                                 --------------
                                                                   $200,000,000

         The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

         The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed.

         The notes are a new issue of securities with no established trading market. We do not currently intend to apply for the listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. We have been advised by the underwriters that one or more of them intends to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. We can give no assurance as to the existence or liquidity of any trading market for the notes.

         We estimate that we will spend approximately $300,000 for printing, rating agency fees, registration fees, trustee's fees, legal fees and other expenses of the offering. The underwriters have agreed to reimburse the Company for certain of its expenses in connection with offering, in the amount of $25,000.

         In connection with this offering, Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

         The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc One Capital Markets, Inc. or J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

         Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform investment banking and/or commercial banking services, for us and our affiliates in the ordinary course of business. Affiliates of the underwriters are lenders on our credit facility. These affiliates will receive their proportionate share of the amount of the credit facility to be repaid with the proceeds of this offering. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                  LEGAL MATTERS

         Latham & Watkins, New York, New York will pass upon certain matters relating to this offering for the Company. Sidley Austin Brown & Wood LLP, New York, New York will act as counsel to the underwriters. Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland will pass upon certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                            KIMCO REALTY CORPORATION

                                  $750,000,000

                        Debt Securities, Preferred Stock,
            Depositary Shares, Common Stock and Common Stock Warrants

      We may from time to time offer an aggregate public offering price of up to $750,000,000 of the following securities on terms to be determined at the time of the offering:

      1. our unsecured senior debt securities;

      2. shares or fractional shares of our preferred stock, par value $1.00 per share;

      3. shares of our preferred stock represented by depositary shares;

      4. shares of our common stock, par value $.01 per share; or

      5. warrants to purchase our common stock.

      Our debt securities, preferred stock, depositary shares, common stock and common stock warrants may be offered separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this prospectus.

      The specific terms of the securities offered by this prospectus will be set forth in each prospectus supplement and will include, where applicable:

      o in the case of our debt securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at our option or repayment at the option of the holder of the debt securities, terms for sinking fund payments, terms for conversion into preferred stock or common stock, and any initial public offering price;

      o in the case of our preferred stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;

      o in the case of our depositary shares, the fractional share of our preferred stock represented by each depositary share;

      o  in the case of our common stock, any initial public offering price; and

      o in the case of our warrants to purchase our common stock, the duration, offering price, exercise price and detachability.

      In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities offered by this prospectus, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

      Each prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of, the securities covered by the prospectus supplement.

      The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
      THIS PROSPECTUS IS TRUTHFUL OR COMPLETE AND ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May 1, 2001.

                                TABLE OF CONTENTS

Where can you find more information .......................................    1

Incorporation of Certain Documents by Reference ...........................    1

The Company ...............................................................    2

Use of Proceeds ...........................................................    2

Description of Debt Securities ............................................    2

Description of Common Stock ...............................................   15

Description of Common Stock Warrants ......................................   17

Description of Preferred Stock ............................................   18

Description of Depositary Shares ..........................................   26

Ratios of Earnings to Fixed Charges .......................................   29

Material Federal Income Tax Considerations to us of our REIT Election .....   29

Plan of Distribution ......................................................   37

Experts ...................................................................   38

Legal Matters .............................................................   38

                      WHERE CAN YOU FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

         Public Reference Room               Chicago Regional Office
        450 Fifth Street, N.W.                   Citicorp Center
               Room 1024                     500 West Madison Street
        Washington, D.C. 20549                      Suite 1400
                                           Chicago, Illinois 60661-2511

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations at the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the SEC and are incorporated by reference in this prospectus:

      o  Annual Report on Form 10-K for the year ended December 31, 2000; and

      o  Definitive proxy statement filed on April 5, 2001.

      We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act since the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus.

      This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

      Copies of all documents which are incorporated by reference in this prospectus and the applicable prospectus supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or the applicable prospectus supplement is delivered, upon written or oral request. Requests should be directed to our secretary, 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 (telephone number: (516) 869-9000).

                                   THE COMPANY

      We began operations through a predecessor in 1966, and today are one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers (measured by gross leasable area, which we refer to as "GLA"). As of February 8, 2001, we owned interests in 496 properties, including:

      o  433 neighborhood and community shopping centers;

      o  two regional malls;

      o  50 retail store leases;

      o  10 ground up development projects; and

      o  one distribution center.

      These properties have a total of approximately 66.0 million square feet of GLA and are located in 41 states.

      Fifty-three shopping center properties approximately comprising 9.2 million square feet are part of the Kimco Income REIT, a joint venture arrangement with institutional investors geared towards investing in retail properties financed primarily through non-recourse mortgages.

      We believe that we have operated, and we intend to continue to operate, in such a manner to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). We are self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for more than 35 years. Our executive officers are engaged in the day-to-day management and operation of our real estate exclusively, and we administer nearly all operating functions for our properties, including leasing, legal, construction, data processing, maintenance, finance and accounting. Our executive offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020 and our telephone number is (516) 869-9000.

      In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute at least 90% of our net taxable income, excluding capital gains, each year. Dividends on any preferred stock issued by us are included as distributions for this purpose. Historically, our distributions have exceeded, and we expect that our distributions will continue to exceed, our net taxable income each year. A portion of such distributions may constitute a return of capital. As a result of the foregoing, our consolidated net worth may decline. We, however, do not believe that consolidated stockholders' equity is a meaningful reflection of net real estate values.

                                 USE OF PROCEEDS

      Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition of neighborhood and community shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in our portfolio, and the repayment of indebtedness outstanding at that time.

                         DESCRIPTION OF DEBT SECURITIES

      Our unsecured senior debt securities are to be issued under an indenture, dated as of September 1, 1993, as amended by the first supplemental indenture, dated as of August 4, 1994, the second supplemental indenture, dated as of April 7, 1995, and as further amended or supplemented from time to time, between us and Bank of New York (successor by merger to IBJ Schroder Bank & Trust Company), as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 101 Barclay Street, 21st Floor, New York, New York 10286 or as described above under "Where You Can Find More Information." The indenture is subject to, and governed by, the Trust indenture Act of 1939, as amended. The statements made hereunder relating to the indenture and the debt securities to be issued thereunder are summaries of some of the provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the debt securities. All section references appearing herein are to sections of the indenture.

General

      The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of that series (Section
301).

      The indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      For a detailed description of a specific series of debt securities, you should consult the prospectus supplement for that series. The prospectus supplement may contain any of the following information, where applicable:

      (1) the title of those debt securities;

      (2) the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

      (3) if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities which is convertible into our common stock or our preferred stock, or the method by which any portion shall be determined;

      (4) if convertible, any applicable limitations on the ownership or transferability of our common stock or our preferred stock into which those debt securities are convertible which exist to preserve our status as a REIT;

      (5) the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

      (6) the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

      (7) the date or dates, or the method for determining the date or dates, from which any interest will accrue, the interest payment dates on which that interest will be payable, the regular record dates for the interest payment dates, or the method by which that date shall be determined, the person to whom that interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (8) the place or places where (a) the principal of (and premium, if any) and interest, if any, on those debt securities will be payable, (b) those debt securities may be surrendered for conversion or registration of transfer or exchange and (c) notices or demands to or upon us in respect of those debt securities and the indenture may be served;

      (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option, if we are to have that option;

     (10) our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

     (11) if other than U.S. Dollars, the currency or currencies in which those debt securities are denominated and payable, which may be units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

     (13) any additions to, modifications of or deletions from the terms of those debt securities with respect to the events of default or covenants set forth in the indenture;

     (14) whether those debt securities will be issued in certificated or book-entry form or both;

     (15) whether those debt securities will be in registered or bearer form and, if in registered form, their denominations if other than $1,000 and any integral multiple of $1,000 and, if in bearer form, their denominations and the terms and conditions relating thereto;

     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of article fourteen of the indenture;

     (17) if those debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for those debt securities to be authenticated and delivered;

     (18) the terms, if any, upon which those debt securities may be convertible into our common stock or our preferred stock and the terms and conditions upon which that conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

     (19) whether and under what circumstances we will pay additional amounts as contemplated in the indenture on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making such payment; and

     (20) any other terms of those debt securities not inconsistent with the provisions of the indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of their maturity. We refer to this type of debt securities as original issue discount securities. Any material or applicable, special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      Except as described under "Certain Covenants--Limitations on Incurrence of Debt" and under "Merger, Consolidation or Sale," the indenture does not contain any other provisions that would limit our ability to incur indebtedness or to substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

      (1) a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,

     (2)  a change of control, or

     (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of our debt securities.

      Furthermore, subject to the limitations set forth under "Merger, Consolidation or Sale," we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or a merger or consolidation involving us, that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the debt securities. In addition, restrictions on ownership and transfers of our common stock and our preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      A significant number of our properties are owned through our subsidiaries. Therefore, our rights and those of our creditors, including holders of debt securities, to participate in the assets of those subsidiaries upon the liquidation or recapitalization of those subsidiaries or otherwise will be subject to the prior claims of those subsidiaries' respective creditors (except to the extent that our claims as a creditor may be recognized).

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000 (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 101 Barclay Street, 21st Floor, New York, New York 10286, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder of that debt security on the applicable regular record date and may either be paid to the person in whose name that debt security is registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the trustee, notice whereof shall be given to the holder of that debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture.

      Subject to certain limitations imposed upon debt securities issued in book- entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the corporate trust office of the trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the trustee. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of debt securities (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

      Neither we nor any trustee shall be required to:

      (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

      (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

      (3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder of that debt security, except the portion, if any, of that debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

      We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

      (1) either we shall be the continuing corporation, or the successor corporation (if other than us) formed by or resulting from that consolidation or merger or which shall have received the transfer of our assets, shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

      (2) immediately after giving effect to that transaction and treating any indebtedness which becomes an obligation of ours or of any of our subsidiaries as a result thereof as having been incurred by us or that subsidiary at the time of that transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

      (3) an officer's certificate and legal opinion covering the above conditions shall be delivered to the trustee (Sections 801 and 803).

Certain Covenants

      Limitations on Incurrence of Debt. We will not, and will not permit any of our subsidiaries to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of that additional Debt, the aggregate principal amount of all outstanding Debt of ours and of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of:

      (1) our Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not permitted under the Securities Exchange Act, with the trustee) prior to the incurrence of that additional Debt; and

      (2) the purchase price of any real estate assets acquired by us or any of our subsidiaries since the end of that calendar quarter, including those obtained in connection with the incurrence of that additional Debt (Section 1004).

      In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any of our subsidiaries if, immediately after giving effect to the incurrence of that additional Debt, the aggregate principal amount of all of our outstanding Debt and the outstanding Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any of our subsidiaries is greater than 40% of the sum of:

      (1) our Undepreciated Real Estate Assets as of the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Securities Exchange Act, with the trustee) prior to the incurrence of that additional Debt; and

      (2) the purchase price of any real estate assets acquired by us or any of our subsidiaries since the end of that calendar quarter, including those obtained in connection with the incurrence of that additional Debt (Section 1004).

      In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which that additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on our Debt and the Debt of all of our subsidiaries to be outstanding immediately after the incurring of that additional Debt (Section 1004).

      Restrictions on Dividends and Other Distributions. We will not, in respect of any shares of any class of our stock:

      (1) declare or pay any dividends (other than dividends payable in the form of our stock) on our stock;

      (2) apply any of our property or assets to the purchase, redemption or other acquisition or retirement of our stock;

      (3) set apart any sum for the purchase, redemption or other acquisition or retirement of our stock; or

      (4) make any other distribution, by reduction of capital or otherwise if, immediately after that declaration or other action referred to above, the aggregate of all those declarations and other actions since the date on which the indenture was originally executed shall exceed the sum of:

          (a) Funds from Operations (as defined below) from June 30, 1993 until the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not permitted under the Securities Exchange Act, with the trustee) prior to that declaration or other action; and

          (b) $26,000,000; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain our status as a REIT under the Code if the aggregate principal amount of all our outstanding Debt and the outstanding Debt of our subsidiaries at that time is less than 65% of our Undepreciated Real Estate Assets as of the end of the calendar quarter covered in our annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not permitted under the Securities Exchange Act, with the trustee) prior to that declaration or other action (Section
               1005).

      Notwithstanding the foregoing, we will not be prohibited from making the payment of any dividend within 30 days of the declaration of that dividend if at the date of declaration that payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

      Existence. Except as permitted under "Merger, Consolidation or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that the loss of that right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

      Maintenance of Properties. We will cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, all as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our respective properties in the ordinary course of business (Section 1007).

      Insurance. We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least in an amount equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide (Section 1008).

      Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

      (1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our income, profits or property or the income, profits or property of any of our subsidiaries, and

      (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

      Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Securities Exchange Act, we will, to the extent permitted under the Securities Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were so subject, those documents to be filed with the SEC on or prior to the respective dates by which we would have been required so to file those documents if we were so subject. We will also in any event:

      (1) within 15 days of each date by which we would have been required to file those documents with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act:

          (a) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to the holders of debt securities, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to those Sections, and

          (b) file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to those Sections, and

      (2) if filing those documents by us with the SEC is not permitted under the Securities Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder of debt securities (Section 1010).

      Maintenance of Unencumbered Total Asset Value. We will at all times maintain an Unencumbered Total Asset Value in an amount of not less than one hundred percent (100%) of the aggregate principal amount of all our outstanding Debt and the outstanding Debt of our subsidiaries that is unsecured (Section
1014).

Definitions Used for the Debt Securities

      As used herein,

      "Consolidated Income Available for Debt Service" for any period means our Consolidated Net Income (as defined below) and the Consolidated Net Income of our subsidiaries plus amounts which have been deducted for:

      (1) interest on our Debt and interest on the Debt of our subsidiaries,

      (2) provision for our taxes and the taxes of our subsidiaries based on income,

      (3) amortization of debt discount,

      (4) property depreciation and amortization, and

      (5) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for that period.

      "Consolidated Net Income" for any period means the amount of our consolidated net income (or loss) and the consolidated net income (or loss) of our subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Debt" of ours or any of our subsidiaries means any indebtedness of ours or any of our subsidiaries, whether or not contingent, in respect of:

      (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments,

      (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any of our subsidiaries,

      (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or

      (4) any lease of property by us or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that those items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any of our subsidiaries) (it being understood that Debt shall be deemed to be incurred by us or any of our subsidiaries whenever we or that subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

   "Funds from Operations" for any period means our Consolidated Net Income and the Consolidated Net Income of our subsidiaries for that period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for that period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for that period.

      "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from that date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any Debt which matures serially other than at the final maturity date of that Debt.

      "Total Assets" as of any date means the sum of (1) our Undepreciated Real Estate Assets and (2) all our other assets determined in accordance with generally accepted accounting principles (but excluding goodwill and amortized debt costs).

      "Undepreciated Real Estate Assets" as of any date means the amount of our real estate assets and the real estate assets of our subsidiaries on that date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Unencumbered Total Asset Value" as of any date means the sum of our Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest that secures the payment of any obligations under any Debt.

Events of Default, Notice and Waiver

      The indenture provides that the following events are events of default with respect to any series of debt securities issued thereunder:

      (1) default for 30 days in the payment of any installment of interest on any debt security of that series;

      (2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

      (3) default in making any sinking fund payment as required for any debt security of that series;

      (4) default in the performance of any of our other covenants contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), continued for 60 days after written notice as provided in the indenture;

      (5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of our indebtedness or any mortgage, indenture or other instrument under which indebtedness is issued or by which that indebtedness is secured, that default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of that indebtedness, but only if that indebtedness is not discharged or that acceleration is not rescinded or annulled;

      (6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours or any of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act) or either of our properties; and

      (7) any other event of default provided with respect to a particular series of debt securities (Section 501).

      If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in all of those cases the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, that portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders of debt securities). However, at any time after a declaration of acceleration with respect to debt securities of that series (or of all debt securities then outstanding under the indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the indenture, as the case may be) may rescind and annul that declaration and its consequences if:

      (1) we shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (or of all debt securities then outstanding under the indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee, and

      (2) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of that series (or of all debt securities then outstanding under the indenture, as the case may be) have been cured or waived as provided in the indenture (Section 502). The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) may waive any past default with respect to that series and its consequences, except a default:

          (a) in the payment of the principal of (or premium, if any) or interest on any debt security of that series, or

          (b) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee is required to give notice to the holders of debt securities within 90 days of a default under the indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if the responsible officers of the trustee consider that withholding to be in the interest of those holders of debt securities
(Section 601).

      The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof (Section 508).

      Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of those series not joining therein (Section 512).

      Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the indenture and, if so, specifying each of those defaults and the nature and status thereof (Section 1011).

Modification

      Modifications and amendments of the indenture and debt securities may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each of the debt securities affected thereby,

      (1) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any debt security;

      (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

      (3) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

      (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

      (5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

      (6) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect that action or to provide that certain other provisions may not be modified or waived without the consent of the holder of that debt security (Section 902).

     The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with some of the covenants in the indenture (Section 1013).

     Modifications and amendments of the indenture may be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to us as obligor under the indenture;

     (2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize some of the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to change or eliminate any provisions of the indenture, provided that any of those changes or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of that provision;

     (6)  to secure the debt securities;

     (7) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of those debt securities into our common stock or our preferred stock;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     (9) to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

     (10) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of those debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

     The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities,

     (1) the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of that determination upon declaration of acceleration of the maturity thereof,

     (2) the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. Dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. Dollar equivalent on the issue date of that debt security of the amount determined as provided in (1) above),

     (3) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security pursuant to Section 301 of the indenture, and

     (4) debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of that other obligor shall be disregarded (Section 101).

     The indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any of those cases upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of that series and one or more additional series:

     (1)  there shall be no minimum quorum requirement for that meeting, and

     (2) the principal amount of the outstanding debt securities of that series that vote in favor of that request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether that request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of that deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

     The indenture provides that, if the provisions of article fourteen of the indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the indenture, we may elect either:

     (1) to defease and be discharged from any and all obligations with respect to those debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities and the obligations to register the transfer or exchange of those debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of those debt securities and to hold moneys for payment in trust) ("defeasance") (Section 1402); or

     (2) to be released from its obligations with respect to those debt securities under Sections 1004 to 1010, inclusive, and Section 1014 of the indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with those obligations shall not constitute a default or an event of default with respect to those debt securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     That type of trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance or covenant defeasance had not occurred, and that opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).

     "Government Obligations" means securities which are:

     (1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

     (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or that government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or that other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to that Government Obligation or a specific payment of interest on or principal of that Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt (Section 101).

     Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds or Government Obligations or both to effect defeasance or covenant defeasance with respect to debt securities of any series,

     (1) the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 301 of the indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security, or

     (2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made,

then, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which that debt security becomes payable as a result of that election or cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of:

     (1) a currency, currency unit or composite currency both by the government of the country which issued that currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,

     (2) the European Currency Unit, or ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or

     (3) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. Dollars (Section 101).

     In the event we effect covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, and Section 1014 of the indenture (which Sections would no longer be applicable to those debt securities) or described in clause (7) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which those debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on those debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from that event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting that defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

     The terms and conditions, if any, upon which the debt securities are convertible into other debt securities, our common stock or our preferred stock will be set forth in the applicable prospectus supplement relating thereto. Those terms will include whether those debt securities are convertible into other debt securities, our common stock or our preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of debt securities, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those debt securities.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

                           DESCRIPTION OF COMMON STOCK

     We have the authority to issue 200,000,000 shares of common stock, par value $.01 per share, and 102,000,000 shares of excess stock, par value $.01 per share. At December 31, 2000, we had outstanding 63,144,589 shares of common stock and no shares of excess stock. Prior to August 4, 1994, we were incorporated as a Delaware corporation. On August 4, 1994, we reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by our stockholders.

     The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of our debt securities or our preferred stock or upon the exercise of common stock warrants issued by us. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

     Holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. The common stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of common stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our common stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

     Under Maryland law and our charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. We have complied with this requirement in all of our prior distributions to holders of common stock.

Restrictions on Ownership

     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the income tests under the Code.

     Subject to the exceptions specified in our charter, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 2% in value of the outstanding shares of our common stock. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 2% in value of the common stock (or the acquisition of an interest in an entity which owns common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 2% in value of the common stock, and thus subject such common stock to the ownership limit.

     Existing stockholders who exceeded the ownership limit immediately after the completion of our initial public offering of our common stock in November 1991, may continue to do so and may acquire additional shares through the stock option plan, or from other existing stockholders who exceed the ownership limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of common stock could own, actually or constructively, more than 49.6% of the outstanding common stock, and in any event may not acquire additional shares from any other sources. In addition, because rent from related party tenants is not qualifying rent for purposes of the gross income tests under the Code, our charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% in value of our outstanding common stock. We refer to this ownership limitation as the related party limit. Our board of directors may waive the ownership limit and the related party limit with respect to a particular stockholder (such related party limit has been waived with respect to the existing stockholders who exceeded the related party limit immediately after the initial public offering of our common stock) if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of that waiver, our board of directors may require opinions of counsel satisfactory to it or an undertaking or both from the applicant with respect to preserving our REIT status. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit or the related party limit, or shares which would otherwise cause the REIT to be beneficially owned by less than 100 persons or which would otherwise cause us to be "closely held" within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit or the related party limit, or shares which would otherwise cause us to be "closely held" within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which we refer to as excess stock, that will be transferred by operation of law to us as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:

     (1)  the price paid by the intended transferee, or

     (2) if the intended transferee did not give value for such shares, a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee,

at which point the shares will automatically be exchanged for ordinary common stock. In addition, such shares of excess stock held in trust are purchasable by us for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date we determine to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives us notice of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

     All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of common stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, each common stockholder shall upon demand be required to disclose to us in writing such information with respect to the actual and constructive ownership of shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The registrar and transfer agent for our common stock is The Bank of New York.

                      DESCRIPTION OF COMMON STOCK WARRANTS

     We may issue common stock warrants for the purchase of our common stock. Common stock warrants may be issued independently or together with any of the other securities offered by this prospectus that are offered by any prospectus supplement and may be attached to or separate from the securities offered by this prospectus. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants.

     The applicable prospectus supplement will describe the terms of the common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

     (1)  the title of those common stock warrants;

     (2)  the aggregate number of those common stock warrants;

     (3) the price or prices at which those common stock warrants will be issued;

     (4) the designation, number and terms of the shares of common stock purchasable upon exercise of those common stock warrants;

     (5) the designation and terms of the other securities offered by this prospectus with which the common stock warrants are issued and the number of those common stock warrants issued with each security offered by this prospectus;

     (6) the date, if any, on and after which those common stock warrants and the related common stock will be separately transferable;

     (7) the price at which each share of common stock purchasable upon exercise of those common stock warrants may be purchased;

     (8) the date on which the right to exercise those common stock warrants shall commence and the date on which that right shall expire;

     (9) the minimum or maximum amount of those common stock warrants which may be exercised at any one time;

     (10) information with respect to book-entry procedures, if any;

     (11) a discussion of federal income tax considerations; and

     (12) any other material terms of those common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of those common stock warrants.

                         DESCRIPTION OF PREFERRED STOCK

     We are authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, 345,000 shares of 7 3/4% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share, 230,000 shares of 8 1/2% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share, 460,000 shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock, $1.00 par value per share, 700,000 shares of 7 1/2% Class D Cumulative Convertible Preferred Stock, $1.00 par value per share, and 65,000 shares of Class E Floating Rate Cumulative Redeemable Preferred Stock. We are also authorized to issue 345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share, 230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share, 460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share, 700,000 shares of Class D Excess Preferred Stock, $1.00 par value per share and 65,000 shares of Class E Excess Preferred Stock, par value $1.00 per share, which are reserved for issuance upon conversion of certain outstanding Class A preferred stock, Class B preferred stock, Class C preferred stock, Class D preferred stock or Class E preferred stock, as the case may be, as necessary to preserve our status as a REIT. At December 31, 2000, 300,000 shares of Class A preferred stock, represented by 3,000,000 depositary shares, 200,000 shares of Class B preferred stock, represented by 2,000,000 depositary shares, 400,000 shares of Class C preferred stock, represented by 4,000,000 depositary shares, and 418,254.2 shares of Class D preferred stock, represented by 4,182,542 depositary shares, were outstanding.

     Under our charter, our board of directors may from time to time establish and issue one or more classes or series of preferred stock and fix the designations, powers, preferences and rights of the shares of such classes or series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences.

     The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary) and bylaws.

General

     Subject to limitations prescribed by Maryland law and our charter, our board of directors is authorized to fix the number of shares constituting each class or series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and those other subjects or matters as may be fixed by resolution of our board of directors or duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     You should refer to the prospectus supplement relating to the class or series of preferred stock offered thereby for specific terms, including:

     (1)  The class or series, title and stated value of that preferred stock;

     (2) The number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

     (4) Whether dividends on that preferred stock shall be cumulative or not and, if cumulative, the date from which dividends on that preferred stock shall accumulate;

     (5) The procedures for any auction and remarketing, if any, for that preferred stock;

     (6)  Provisions for a sinking fund, if any, for that preferred stock;

     (7)  Provisions for redemption, if applicable, of that preferred stock;

     (8)  Any listing of that preferred stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which that preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in that preferred stock will be represented by our depositary shares;

     (11) A discussion of certain federal income tax considerations applicable to that preferred stock;

     (12) Any limitations on actual, beneficial or constructive ownership and restrictions on transfer of that preferred stock and, if convertible, the related common stock, in each case as may be appropriate to preserve our status as a REIT; and

     (13) Any other material terms, preferences, rights, limitations or restrictions of that preferred stock.

Rank

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank:

     (1) senior to all classes or series of our common stock and excess stock and to all of our equity securities the terms of which provide that those equity securities are subordinated to the preferred stock;

     (2) on a parity with all of our equity securities other than those referred to in clauses (1) and (3); and

     (3) junior to all of our equity securities which the terms of that preferred stock provide will rank senior to it.

     For these purposes, the term "equity securities" does not include convertible debt securities.

Dividends

     Holders of shares of our preferred stock of each class or series shall be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

     Dividends on any class or series of our preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any class or series of our preferred stock for which dividends are noncumulative, then the holders of that class or series of our preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

     If any shares of our preferred stock of any class or series are outstanding, no full dividends shall be authorized or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, on a parity with or junior to the preferred stock of that class or series for any period unless:

     (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set part for that payment on the preferred stock of that class or series for all past dividend periods and the then current dividend period, or

     (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for that payment on the preferred stock of that class or series.

     When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of that class or series, all dividends declared upon shares of preferred stock of that class or series and any other class or series of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that class or series and that other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of that class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that preferred stock does not have a cumulative dividend) and that other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of that series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless: (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, then no dividends (other than in our common stock or other stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment or other distribution shall be authorized or made upon our common stock, excess stock or any of our other stock ranking junior to or on a parity with the preferred stock of that class or series as to dividends or upon liquidation, nor shall any common stock, excess stock or any of our other stock ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon our liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of that stock) by us (except by conversion into or exchange for other of our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding
up).

     Any dividend payment made on shares of a class or series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

Redemption

     If the applicable prospectus supplement so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

     The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if that preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

     (1) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and

     (2) if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that class or series; or

     (3) if that class or series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any class or series of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and

     (4) if that class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of that class or series (except by conversion into or exchange for our stock ranking junior to the preferred stock of that class or series as to dividends and upon our liquidation, dissolution or winding up).

     If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state:

     (1)  the redemption date;

     (2) the number of shares and class or series of the preferred stock to be redeemed;

     (3)  the redemption price;

     (4) the place or places where certificates for that preferred stock are to be surrendered for payment of the redemption price;

     (5) that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

     (6) the date upon which the holder's conversion rights, if any, as to those shares shall terminate.

     If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares of preferred stock, those shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment shall be made to the holders of any common stock, excess stock or any other class or series of our stock ranking junior to that class or series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of preferred stock will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with that class or series of preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of preferred stock and all other classes or series of stock shall share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of that class or series of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of stock ranking junior to that class or series of preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation or merger with or into any other corporation nor the sale, lease, transfer or conveyance of all or substantially all of our property or business shall be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

     Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred stock will not have any voting rights.

     Whenever dividends on any shares of that class or series of preferred stock shall be in arrears for six or more quarterly periods, regardless of whether those quarterly periods are consecutive, the holders of those shares of that class or series of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our board of directors (and our entire board of directors will be increased by two directors) at a special meeting called by one of our officers at the request of a holder of that class or series of preferred stock or, if that special meeting is not called by that officer within 30 days, at a special meeting called by a holder of that class or series of preferred stock designated by the holders of record of at least 10% of the shares of any of those classes or series of preferred stock (unless that request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until:

     (1) if that class or series of preferred stock has a cumulative dividend, then all dividends accumulated on those shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, or

     (2) if that class or series of preferred stock does not have a cumulative dividend, then four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

     Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class),

     (1) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to that class or series of preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up or reclassify any of our authorized stock into those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares; or

     (2) amend, alter or repeal the provisions of the charter in respect of that class or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized shares of that class or series, in each case ranking on a parity with or junior to the preferred stock of that class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required shall be effected, all outstanding shares of that class or series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect that redemption.

Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into common stock, debt securities or another series of preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock or those other series of preferred stock or the principal amount of debt securities into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of preferred stock.

Restrictions on Ownership

     As discussed above under "Description of Common Stock--Restrictions on Ownership," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code. Therefore, the applicable articles supplementary for each class or series of preferred stock will contain certain provisions restricting the ownership and transfer of that class or series of preferred stock. Except as otherwise described in the applicable prospectus supplement relating thereto, the provisions of each applicable articles supplementary relating to the ownership limit for any class or series of preferred stock will provide as follows:

     Our preferred stock ownership limit provision will provide that, subject to some exceptions, no holder of that class or series of preferred stock may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, preferred stock in excess of the preferred stock ownership limit, which will be equal to 9.8% of the outstanding preferred stock of any class or series. The constructive ownership rules are complex and may cause preferred stock owned actually or constructively by a group of related individuals and/ or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of preferred stock (or the acquisition of an interest in an entity which owns preferred stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of that class or series of preferred stock, and thus subject that preferred stock to the preferred stock ownership limit.

     Our board of directors will be entitled to waive the preferred stock ownership limit with respect to a particular stockholder if evidence satisfactory to our board of directors, with advice of our tax counsel, is presented that the ownership will not then or in the future jeopardize our status as a REIT. As a condition of that waiver, our board of directors may require opinions of counsel satisfactory to it or an undertaking or both from the applicant with respect to preserving our REIT status.

     Such articles supplementary will provide that a transfer of the class or series of preferred stock that results in a person actually or constructively owning shares of preferred stock in excess of the preferred stock ownership limit, or which would cause us to be "closely held" within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will be null and void as to the intended transferee, and the intended transferee will acquire no rights or economic interest in those shares. In addition, shares actually or constructively owned by a person in excess of the preferred stock ownership limit, or which would otherwise cause us to be "closely held" within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will be automatically exchanged for excess preferred stock, a separate class of preferred stock that will be transferred, by operation of law to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the preferred stock ownership limit). While held in trust, a class of excess preferred stock will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for that vote, and it will not be entitled to participate in any distributions made by us (except upon liquidation). The intended transferee or owner may, at any time a class of excess preferred stock is held by us in trust, transfer the class of excess preferred stock to any person whose ownership of that class or series of excess preferred stock would be permitted under the preferred stock ownership limit, at a price not to exceed either:

     (1) the price paid by the intended transferee or owner in the purported transfer which resulted in the issuance of that class of excess preferred stock; or

     (2) if the intended transferee did not give full value for that class of excess preferred stock, a price equal to the market price on the date of the purported transfer or the other event that resulted in the issuance of that class of excess preferred stock, at which time that class of excess preferred stock would automatically be exchanged for the corresponding class or series of preferred stock.

     In addition, we have the right, for a period of 90 days during the time a class of excess preferred stock is held by us in trust, to purchase all or any portion of that class of excess preferred stock from the intended transferee or owner at a price equal to the lesser of:

     (1) the price paid for the stock by the intended transferee or owner (or, if the intended transferee did not give full value for that class of excess preferred stock, a price equal to the market price on the date of the purported transfer or other event that resulted in the issuance of that class of excess preferred stock), and

     (2) the closing market price for the corresponding class of preferred stock on the date we exercise our option to purchase the stock.

     This period commences on the date of the violative transfer of ownership if the intended transferee or owner gives notice of the transfer to us, or the date our board of directors determines that a violative transfer or ownership has occurred if no notice is provided.

     All certificates representing shares of a class or series of preferred stock will bear a legend referring to the restrictions described above.

     The preferred stock ownership limit provision is set as a percentage of the number of outstanding shares of any class or series of preferred stock. As a result, if the number of shares of any class or series of preferred stock is reduced on a non-pro rata basis among all holders of that class or series, excess preferred stock may be created as a result of that reduction. In the event that our action causes that reduction of shares, we have agreed to exercise our option to repurchase those shares of that class or series of excess preferred stock if the intended owner notifies us that it is unable to sell its rights to that class or series of excess preferred stock.

     All persons who own a specified percentage (or more) of our outstanding stock must file an affidavit with us containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of our stock. In addition, each stockholder shall upon demand be required to disclose to us in writing that information with respect to the actual and constructive ownership of shares of our stock as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

General

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any class or series of preferred stock converted into excess preferred stock or otherwise converted or exchanged.

Withdrawal of Preferred Stock

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder's order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption

     Whenever we redeem shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.

Voting

     Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

Conversion

     The depositary shares, as such, are not convertible into our common stock (except as set forth in the proviso below) or any of our other securities or property, except in connection with certain conversions in connection with the preservation of our status as a REIT; provided that the depositary shares representing our Class D preferred stock are convertible into our common stock. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by those depositary receipts into whole shares of our common stock, other shares of a class or series of preferred stock (including excess preferred stock) or other shares of stock, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect that conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if that conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if:

     (1)  such termination is necessary to preserve our status as a REIT, or

     (2) a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts.

     We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

     (1) all outstanding depositary shares issued thereunder shall have been redeemed,

     (2) there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with our liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock, or

     (3) each share of preferred stock subject to that deposit agreement shall have been converted into our stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depositary

     The preferred stock depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred stock.

     Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from us.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 2.8, 2.7, 2.7, 3.5 and 3.5, respectively.
Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 2.3, 2.1, 2.0, 2.3 and 2.3, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
                           TO US OF OUR REIT ELECTION

     The following is a summary of the federal income tax considerations to us which are anticipated to be material to purchasers of the securities offered by this prospectus. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus may be provided in the applicable prospectus supplement relating thereto.

     The information in this section is based on:

     o the Internal Revenue Code;

     o current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

     o the legislative history of the Internal Revenue Code;

     o current administrative interpretations and practices of the Internal Revenue Service; and

     o court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. Except as described below, we have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

     You are advised to consult the applicable prospectus supplement, as well as your own tax advisor, regarding the tax consequences to you of the acquisition, ownership and sale of the securities offered by this prospectus, including the federal, state, local, foreign and other tax consequences; our election to be taxed as a REIT for federal income purposes; and potential changes in the tax laws.

Taxation of the Company as a REIT

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year beginning January 1, 1992. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year beginning January 1, 1992. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and operation of a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     As a condition to the closing of each offering of the securities offered by this prospectus, other than offerings of medium term notes and as otherwise specified in the applicable prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year which began January 1, 1992, we have been organized in conformity with the requirements for qualification as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion will be based on various assumptions and representations to be made by us as to factual matters, including representations to be made in a factual certificate to be provided by one of our officers. Our tax counsel will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon our factual representations set forth in this prospectus and set forth in the applicable prospectus supplement. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation of any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a regular corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

     o We will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

     o We may be required to pay the "alternative minimum tax" on our items of tax preference.

     o If we have (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rates on this income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

     o We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to
       (1) the gross income attributable to the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (b) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (2) a fraction intended to reflect our profitability.

     o If we fail to distribute during each calendar year at least the sum of
       (1) 85% of our real estate investment trust ordinary income for such taxable year, (2) 95% of our real estate investment trust capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

     o If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. In addition, if we recognize gain on the disposition of any asset during the 10-year period beginning on the first day of the first taxable year for which we qualified as a REIT and we held the asset on the first day of this period, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the first day of the first taxable year for which we qualified as a REIT. The rules described in this paragraph with respect to the recognition of gain assume that we have made and will make a timely election under the relevant Treasury regulations with respect to assets acquired from a C corporation that have a carryover basis and assets that we owned on the first day of the first taxable year for which we qualified as a REIT. We have timely filed the election provided by the relevant Treasury regulations and we intend to timely file all other similar elections.

Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1)  that is managed by one or more trustees or directors,

     (2) that issues transferable shares or transferable certificates to evidence beneficial ownership,

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code,

     (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code,

     (5)  that is beneficially owned by 100 or more persons,

     (6) not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

     (7) that meets other tests, described below, regarding the nature of its income, assets and the amount of its distribution.

     The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities are generally treated as individuals, except that a "look-through" exception applies to pension funds.

     We have satisfied condition (5) and believe that we have issued sufficient shares to allow us to satisfy condition (6). In addition, our charter provides, and the articles supplementary for any series of preferred stock will provide, for restrictions regarding ownership and transfer of our stock, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining generally to our common stock and preferred stock are described in "Description of Common Stock--Restrictions on Ownership and Transfer" and "Description of Preferred Stock--Restrictions on Ownership and Transfer" or, to the extent those restrictions differ from those described in this prospectus, those restrictions will be described in the applicable prospectus supplement. There can be no assurance, however, that those transfer restrictions will in all cases prevent a violation of the stock ownership provisions described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury regulations requiring us to attempt to ascertain the actual ownership of our shares, and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement set forth in condition (6) above, we will be treated as having met this requirement. In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar year.

     Ownership of Qualified REIT Subsidiaries and Interests in Partnerships. We own and operate a number of properties through subsidiaries. Internal Revenue Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of those subsidiaries will be treated as our assets, liabilities and items. We have received a ruling from the IRS to the effect that all of the subsidiaries that were held by us prior to January 1, 1992, the effective date of our election to be taxed as a REIT, will be "qualified REIT subsidiaries" upon the effective date of our REIT election. Moreover, with respect to each subsidiary of ours formed subsequent to January 1, 1992 and prior to January 1, 1998, we have owned 100% of the stock of that subsidiary at all times during the period that subsidiary has been in existence. For tax years beginning on or after January 1, 1998, any corporation wholly owned by a REIT is permitted to be treated as a "qualified REIT subsidiary" regardless of whether that subsidiary has always been owned by the REIT. Therefore, all of our subsidiaries are "qualified REIT subsidiaries" within the meaning of the Internal Revenue Code.

     Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to the income of the partnership attributable to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests described below. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies that are treated as partnerships in which we are a partner or a member, respectively, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus.

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

     o First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property and, in some circumstances, interest or (b) some type of temporary investments.

     o Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) from any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     o First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     o Second, we, or an actual or constructive owner of 10% or more of our stock, do not actually or constructively own 10% or more of the interests in the tenant.

     o Third, rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

     o Finally, we generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom the real estate investment trust derives no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may employ a taxable REIT subsidiary which may be wholly or partially owned by us to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

     We have received a ruling from the Internal Revenue Service providing that the performance of the types of services provided by us will not cause the rents received with respect to those leases to fail to qualify as "rents from real property." In addition, we generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take some of the actions set forth above to the extent those actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

     o our failure to meet these tests was due to reasonable cause and not due to willful neglect,

     o we attach a schedule of the sources of our income to our Federal income tax return, and

     o any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above under "-General," even if these relief provisions apply, a tax would be imposed with respect to our non-qualifying income.

     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. That prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We hold our properties for investment with a view to long-term appreciation, we are engaged in the business of acquiring, developing, owning and operating our properties and we make such occasional sales of the properties as are consistent with our investment objectives. There can be no assurance, however, that the Internal Revenue Service might not contend that one or more of those sales is subject to the 100% penalty tax.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy the following tests relating to the nature and diversification of our assets.

     o First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term public debt offering with a term of at least five year, but only for the one-year period beginning on the date we receive these proceeds.

     o Second, not more than 25% of our total assets may be represented by securities other than those includible in the 75% asset test.

     o Third, for taxable years ending on or prior to December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

     o Finally, for taxable years beginning after December 31, 2000, (a) not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and (b) except for the securities of a taxable REIT subsidiary and securities included in the 75% asset test, (i) not more than 5% of the value of our assets may be represented by securities of any one issuer, (ii) we may not own more than 10% of any one issuer's outstanding voting securities and (iii) we may not own more than 10% of the value of any one issuer's securities. For purposes of the 10% value test, securities do not include straight debt that we own if (a) the issuer is an individual, (b) neither we nor any of our taxable REIT subsidiaries owns any security of the issuer other than straight debt or (iii) the issuer is a partnership, and we own at least 20% of a profits interest in the partnership. Straight debt is any written unconditional promise to pay on demand or on a specified date a fixed amount of money if the interest rate and interest payment dates are not contingent on profits, the borrower's discretion or similar factors and the debt is not convertible, directly or indirectly, into stock.

     We currently have numerous direct and indirect wholly-owned subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited unless such subsidiary is a taxable REIT subsidiary. However, if our subsidiaries are "qualified REIT subsidiaries" as defined in the Internal Revenue Code, those subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, our ownership of stock of a "qualified REIT subsidiary" will not cause us to fail the asset tests.

     Prior to January 1, 2001, we owned 100% of the nonvoting preferred stock of Kimco Realty Services, Inc. and did not own any of the voting securities of Kimco Realty Services, Inc. We refer to Kimco Realty Services, Inc. as the Service Company. Effective January 1, 2001, we made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary. In addition, effective January 1, 2001, we acquired 100% of the voting stock of the Service Company and currently own 100% of the stock of the Service Company. We believe, and will represent to our counsel for purposes of its opinion, that (i) the value of the securities of the Service Company held by us did not exceed at the close of any quarter during a taxable year that ended on or prior to December 31, 2000 5% of the total value of our assets and (ii) the value of the securities of all our taxable REIT subsidiaries does not and will not exceed more than 20% of the value of our total assets at the close of each quarter during a taxable year that begins after December 31, 2000. Our tax counsel, in rendering its opinion as to our qualification as a REIT, will be relying on our representations to that effect with respect to the value of those securities and assets. No independent appraisals will be obtained to support this conclusion. There can be no assurance that the Internal Revenue Service will not contend that the value of the securities of the Service Company held by us exceeds the applicable value limitation.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of the quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within that time period, we would cease to qualify as a REIT.

     Taxable REIT Subsidiary. As discussed above, for taxable years beginning after December 31, 2000, a REIT may own more than 10% of the voting securities of an issuer or 10% or more of the value of the securities of an issuer if the issuer is a taxable REIT subsidiary of the REIT. A corporation qualifies as a taxable REIT subsidiary of a REIT if the corporation jointly elects with the REIT to be treated as a taxable REIT subsidiary of the REIT. Dividends from a taxable REIT subsidiary will be nonqualifying income for purposes of the 75%, but not the 95% gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including, the provision of customary or noncustomary services to tenants of its parent REIT.

     Sections of the Internal Revenue Code which apply to tax years beginning after December 31, 2000 generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur at arm's length and on commercially reasonable terms, include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level and debt to equity ratio. In some case, these sections of the Internal Revenue Code impose a 100% tax on a REIT if its rental, service and/or other agreements with its taxable REIT subsidiaries are not on arm's length terms.

     As a result of the modifications to the sections of the Internal Revenue Code which are described above and which are effective for taxable years beginning after December 31, 2000, we modified our ownership of the Service Company. As described above, effective January 1, 2001, we made a joint election with the Service Company to treat the Service Company as a taxable REIT subsidiary. In addition, effective January 1, 2001, we contributed the note that was issued to us from the Service Company to the capital of the Service Company and acquired 100% of the voting stock of the Service Company. Thus, we currently own 100% of the stock of the Service Company and there is no debt outstanding between the Service Company and us.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

     o 90% of our REIT taxable income, and

     o 90% of the our after tax net income, if any, from foreclosure property; minus

     o the excess of the sum of specified items of non-cash income items over 5% of our REIT taxable income.

Our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income items includes income attributable to leveled stepped rents, original issue discount or purchase money discount debt, or a like-kind exchange that is later determined to be taxable.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after that declaration. The amount distributed must not be preferential-i.e., each holder of shares of common stock and each holder of shares of each class of preferred stock must receive the same distribution per share. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event that those timing differences occur, in order to meet the distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends and would be subject to any applicable penalty provisions.

     In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling the last three months of the calendar year, by the end of January immediately following that year, at least the sum of 85% of our ordinary income for that year, 95% of our capital gain net income for the year, plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any ordinary income or capital gain net income on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating the tax.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. That failure to qualify for taxation as a REIT could have an adverse effect on the market value and marketability of the securities offered by this prospectus. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would substantially reduce the cash available for distribution by us to our stockholders. In that event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to specified limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to that statutory relief.

Other Tax Matters

     Some of our investments are through partnerships which may involve special tax risks. These risks include possible challenge by the IRS of (a) allocations of income and expense items, which could affect the computation of our income and (b) the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for income tax purposes. Treasury Regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which we are a partner has made or intends to make that election. These Treasury Regulations provide that a partnership's claimed classification will be respected for periods prior January 1, 1997 date if the entity had a reasonable basis for its claimed classification, and that partnership had not been notified in writing on or before May 8, 1996 that the classification of that entity was under examination. If any of the partnerships were treated as an association for a prior period, and (i) if our ownership in any of those partnerships exceeded 10% of the partnership's voting interest or (ii) the value of that interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT for that period and possibly future periods. Moreover, the deemed change in classification of that partnership from an association to a partnership effective as of January 1, 1997 would be a taxable event. We believe that each of the partnerships has been properly treated for tax purposes as a partnership, and not as an association taxable as a corporation. However, no assurance can be given that the Internal Revenue Service may not successfully challenge the status of any of the partnerships.

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. Our state or local tax treatment may not conform to the federal income tax consequences described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities offered by this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities offered by this prospectus will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities offered by this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities offered by this prospectus upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities offered by this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities offered by this prospectus for whom they may act as agent. Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities offered by this prospectus from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in that prospectus supplement.

     Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the securities offered by this prospectus sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

     (1) the purchase by an institution of the securities offered by this prospectus covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject, and

     (2) if the securities offered by this prospectus are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the securities offered by this prospectus less the principal amount thereof covered by delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Kimco Realty Corporation and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins, New York, New York. Latham & Watkins and any counsel for any underwriters, dealers or agents will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of our common stock.

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                         (LOGO KIMCO REALTY CORPORATION)



                            Kimco Realty Corporation



                                  $200,000,000




                            6% Senior Notes Due 2012



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                              PROSPECTUS SUPPLEMENT

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                         Banc One Capital Markets, Inc.
                                    JPMorgan
                         Banc of America Securities LLC


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                                November 18, 2002


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